Exhibit 8.1

LIST OF SUBSIDIARIES

Name	Jurisdiction

Aptose Biosciences U.S. Inc.	Delaware

Aptose Suisse GmbH	Zug, Switzerland

Nuchem Pharmaceuticals Inc.	Canada